Exhibit 99.1

PMV Pharmaceuticals Reports First Quarter 2025 Financial Results and Corporate Highlights

•
Enrollment on track in Phase 2 pivotal portion of PYNNACLE clinical trial evaluating rezatapopt as monotherapy in patients with TP53 Y220C and KRAS wild-type advanced solid tumors

•
Interim analysis from Phase 2 PYNNACLE trial expected mid-2025; PMV plans to provide interim analysis data for approximately 50 patients with at least 18 weeks of follow-up

•
Cash, cash equivalents, and marketable securities of $165.8 million as of March 31, 2025, providing expected cash runway to end of 2026

PRINCETON, N.J., May 9, 2025 (GLOBE NEWSWIRE) - PMV Pharmaceuticals, Inc. (“PMV Pharma” or the “Company”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the first quarter ended March 31, 2025, and provided a corporate update.

PMV Pharma plans to provide interim analysis data from the Phase 2 PYNNACLE trial in the middle of 2025. This interim analysis will include data for approximately 50 patients, of which approximately 40% are in the ovarian cancer cohort, who have been followed for at least 18 weeks.

“Our registrational PYNNACLE trial continues to progress well and enrollment remains on track,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “I am very appreciative of the efforts of our team and their continued execution. We look forward to providing data from the interim analysis in the middle of this year.”

Corporate Highlights

•
Paper published in Cancer Discovery describing the discovery of rezatapopt. The paper entitled, “Restoration of the Tumor Suppressor Function of Y220C-Mutant p53 by Rezatapopt, a Small Molecule Reactivator,” can be accessed here.

First Quarter 2025 Financial Results

PMV Pharma ended the first quarter with $165.8 million in cash, cash equivalents, and marketable securities, compared to $183.3 million as of December 31, 2024. Net cash used in operations was $18.3 million for the three months ended March 31, 2025, compared to $16.2 million for the three months ended March 31, 2024.

•
Net loss for the quarter ended March 31, 2025, was $17.5 million compared to $15.3 million for the quarter ended March 31, 2024.

•
Research and development (R&D) expenses were $17.4 million for the quarter ended March 31, 2025, compared to $13.2 million for the quarter ended March 31, 2024. The increase in R&D expenses was primarily due to external expenses related to the advancement of product candidates, offset by decreased personnel related costs and stock-based compensation.

•
General and administrative (G&A) expenses were $4.1 million for the quarter ended March 31, 2025, compared to $5.0 million for the quarter ended March 31, 2024. The decrease in G&A expenses was primarily due to reduced headcount and spend for facility and operational expenses.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration (FDA) granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics and effects on biomarkers were also assessed. The Phase 2 portion is a registrational, single arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, and endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C and KRAS wild-type advanced solid tumors. For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option on a tumor-agnostic basis and as a monotherapy, expectations regarding timing, number of patients and treatment durations for our interim data readouts, expectations regarding timing and success of the Phase 2 portion of the current clinical trial for rezatapopt, and the timing and expectations with respect to our projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2025, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 9, 2025, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$51,341	$40,876
Marketable securities, current	109,047	128,578
Prepaid expenses and other current assets	3,111	6,204
Total current assets	163,499	175,658
Property and equipment, net	376	409
Marketable securities, noncurrent	5,435	13,843
Right-of-use assets	1,061	1,143
Other assets	237	235
Total assets	$170,608	$191,288
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,593	$6,579
Accrued expenses	5,802	7,439
Operating lease liabilities, current	364	352
Total current liabilities	9,759	14,370
Operating lease liabilities, noncurrent	742	838
Total liabilities	10,501	15,208
Stockholders’ equity:
Additional paid-in capital	546,171	544,653
Accumulated deficit	(386,148)	(368,712)
Accumulated other comprehensive (loss) income	84	139
Total stockholders' equity	160,107	176,080
Total liabilities and stockholders’ equity	$170,608	$191,288

PMV Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$17,441	$13,186
General and administrative	4,123	5,035
Total operating expenses	21,564	18,221
Loss from operations	(21,564)	(18,221)
Other income (expense):
Interest income, net	1,935	2,952
Other income (expense), net	(4)	(1)
Total other income (expense)	1,931	2,951
Loss before income taxes	(19,633)	(15,270)
Income taxes	(2,197)	—
Net loss	(17,436)	(15,270)
Unrealized (loss) gain on available for sale investments, net of tax	(62)	(319)
Foreign currency translation gain (loss)	7	(34)
Total comprehensive (loss) income	(55)	(353)
Total comprehensive loss	$(17,491)	$(15,623)
Net loss per share -- basic and diluted	$(0.34)	$(0.30)
Weighted-average common shares outstanding	51,952,062	51,445,862

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com